                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the reference to our firm under the captions "Financial Highlights" in the prospectus and "Financial Statements" in the Statement of Additional Information constituting part of the Post Amendment No. 23 (File
No. 33-33980) under the Securities Act of 1933 and Post Effective Amendment
No. 24 (File No. 811-6067) under the Investment Company Act of 1940 to the Registration Statement on Form N-1A of Dimensional Investment Group Inc. (the "Fund") relating to the 6-10 Value Portfolio II, U.S. Large Cap Value
Portfolio II, DFA 6-10 Institutional Portfolio, Emerging Markets Portfolio II,
 DFA International Value Portfolio IV, International Value Portfolio III,
U.S. Large Cap Value Portfolio III and the DFA International Value Portfolio II.




PricewaterhouseCoopers, LLP
2400 Eleven Penn Center
Philadelphia, Pennsylvania

January 28, 1999